Exhibit 99.1

VIVUS INC

Moderator: Tim Morris

August 2, 2010

3:30 p.m. CT

Operator:

Good day, ladies and gentlemen, and welcome to the VIVUS Second Quarter 2010 results conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will be given at that time. If anybody requires operator assistance during today’s call, please press star then zero on your touch tone phone. As a reminder, today’s call is being recorded.

At this time, I would now like to introduce Mr. Tim Morris. Mr. Morris, you may begin.

Tim Morris:

Thank you, Joe. Before we get started, I would like to remind you that during this conference call, VIVUS may make projections or other forward-looking statements regarding future events or future financial performance of the company. We wish to caution you that such statements are just predictions, and actual events or results may differ materially.

Investors should read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2009, and the periodic reports filed with the Securities and Exchange Commission. These documents contain and identify important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.

I will now turn the call over to Mr. Leland Wilson, CEO of VIVUS.

Leland Wilson:	Thank you, Tim. Good afternoon, and thank you for joining us today.

Joining me on the call, along with Tim, is VIVUS’ President, Peter Tam.

On today’s call we will summarize our thoughts regarding the recent Endocrinologic and Metabolic Drug Advisory Committee meeting for Qnexa. Next, Peter will touch on the one-year extension study, OB-305. Peter will also provide an update on our upcoming presentations at medical conferences and provide an update on the filing for approval of Qnexa in the European Union. On avanafil, Peter will recap the results of REVIVE-Diabetes study. And lastly, Tim will give an update on our cash balance.

Obviously, we were surprised and disappointed by the advisory committee outcome, and rightfully view this as a setback in the approval process. Based on the comments of each of the voting members, however, there may be reason to believe that individual decisions were close and that at least some of the reasons for no votes can be rectified by the PDUFA date.

Our examination of the reasons for the negative votes can be summarized into four key areas — the potential risk for suicide and teratogenicity; the potential for rapid market uptake and resulting large exposure; the lack of longer-term data; and the desire for a deeper understanding of the Qnexa REMS program.

Since the advisory committee meeting, we have been working closely with the FDA to address these issues.

It is not in our best interest to debate these issues in this conference call, but I will briefly summarize our position on each of these topics.

The meeting materials are available on the FDA website, and the various analysts and media’s have reported on the meeting. Transcripts and replays of the meetings are also available to the public, and we would encourage you to refer to these materials for answers to specific questions.

With regard to the risk for suicide, we believe the risks are low, if they exist at all. Despite extensive testing in our clinical program, no signal was detected. We believe the potential risk for suicide can be managed through label warnings and a REMS program that will inform patients and their families to be alert for the emergence or worsening of depression, suicidal thoughts, or behavior, and/or any unusual changes in mood and behavior. This warning currently exists in the topiramate label.

Concerning teratogenicity, it is our position that topiramate is not a teratogen. After 14 years on the market and millions of patient years of exposure at a higher dose than those seen with Qnexa, registry data reveals no clear signal for teratogenicity. We believe it is prudent, however, to label Qnexa appropriately, educate through REMS, and establish a patient registry for which, for the first time can prospectively collect an appropriate control population. In addition, since weight loss is not appropriate in pregnant women, we endorse the FDA’s position of pregnancy category X.

With respect to the concern for rapid market uptake and large exposure, we are exploring with the FDA appropriate ways to limit exposure during the launch phase so that potential risks can be carefully monitored without excessive exposure. Part of this effort will be to assure that only appropriate patients are prescribed Qnexa.

In regards to the need of panel members to see long-term data, two-year data will be available in early September and hopefully will provide assurance that there were no new risks identified and that known risks remained at or below the level seen in the one-year data.

Finally, we have developed a detailed REMS program, which will be discussed with the FDA.

In summary, we strongly believe in the approvability of Qnexa and take at least some solace in the comments from one panel member that the FDA — quote/unquote, the FDA pays more attention to the discussion rather than just counting beans.

And with that, I’ll turn the call over to Peter.

Peter Tam:

Thanks, Lee. We have conducted a one-year extension study of patients from the CONQUER study. This study, known as SEQUEL, or a OB-305, is a double-blind, placebo-controlled, three-arm prospective study across 36 centers comparing Qnexa full and mid doses to placebo over an additional 52-week treatment period. Patients in SEQUEL continued receiving the same treatment they had been receiving in a blinded fashion from the CONQUER study.

The co-primary endpoints for this study are the differences between treatments in the weight loss and percent weight loss over a two-year period, from the beginning of the CONQUER trial to the end of the treatment period.

Patients were asked to continue a hypocaloric diet representing a 500-calorie per day deficit and a simple lifestyle modification program.

SEQUEL enrolled approximately 650 obese or overweight patients with at least two comorbidities.

This extension study is not required by the FDA, nor did it need to be completed prior to the submission of the NDA for Qnexa for the treatment of obesity. The purpose of this study is to support the European regulatory filing of a Marketing Authorization Application.

The results of the SEQUEL study are expected before the end of the third quarter of 2010.

As you mentioned in the advisory committee meeting, several panelists would like to see longer-term data. While the SEQUEL study is not part of the NDA submission, the results of this study may address the need of the panelists for longer-term data. In addition, the results may give the FDA some additional comfort on the safety and efficacy profile of Qnexa over a longer period of time.

This study is complete, and the data analysis is underway. We plan to share the results with the FDA and with you before the end of the third quarter.

As we have stated previously, we are on track to file for approval of Qnexa in Europe by the end of this year. The SEQUEL data will be part of that submission. We are filing for an EU approval under the centralized procedure.

Under the centralized procedure, we submit a single Market Authorization Application to the EMEA. Once marketing authorization is granted by the European Commission, a centralized marketing authorization is valid in all

European Union, including other countries such as Iceland, Liechtenstein, and Norway.

We should be able to provide you with an update on the expected timing for approval once the submission has been made.

Turning to avanafil, in early June we announced the results of the second pivotal phase 3 study in men with ED due to their type I or type II diabetes. REVIVE, or TA-302, was a randomized, double-blind, placebo-controlled phase 3 study of avanafil in 390 diabetic men with ED. On average, patients had ED for at least six years and had diabetes for over 11 years. Seventy-six percent of study participants had tried at least one other ED treatment.

Patients underwent a four-week non-treatment run-in period, followed by 12 weeks of treatment with one of two doses of avanafil — 100 mg, 200 mg, or placebo. Patients were instructed to attempt sexual intercourse approximately 30 minutes after taking the drug, with no restrictions on food or alcohol consumption.

Results of this study showed that avanafil met all three primary endpoints across the two doses study by demonstrating statistically significant improvement in erectile function, as measured by the Sexual Encounter Profile and improvements in the International Index of Erectile Function score.

The study also demonstrated a favorable side effect profile and successful intercourse in as early as 15 minutes and beyond six hours after dosing.

Highlights of the REVIVE diabetes study include more than 60 percent of subjects on the 200 mg dose of avanafil had erections sufficient for intercourse at the end of treatment. Patients treated with 100 mg and 200 mg of avanafil improved their ability to have sexual intercourse three- and four-fold, respectively. The most commonly reported side effects in patients taking avanafil included headache, nasal pharyngitis, flushing, sinus congestion, sinusitis, and dyspepsia. There were no drug-related serious adverse events in this study.

Diabetes is one of the most common causes of ED. Men with diabetes are up to three times more likely to have ED than non-diabetic men, and appear to experience it early in life.

This is the second phase 3 study in which avanafil demonstrated efficacy, fast onset of action, and was well tolerated. The results of this study have been accepted as a late breaking abstract podium presentation at the 14th World Meeting of the International Society for Sexual Medicine, which will take place in Seoul, Korea, on 26 to 30 of September 2010. Presentation is scheduled for Wednesday, September 29th at 11:51 local time.

Lastly, we expect to be able to share the results of the open label safety study of avanafil that evaluates the long-term safety and tolerability of avanafil. TA-314 is being conducted over one year in approximately 700 patients across 40 US centers. Patients completing either the 12-week REVIVE or REVIVE-Diabetes studies are eligible to participate in TA-314. Results of this study are expected to be available in the second half of 2010.

I will now turn the call over to Tim to discuss our financial results and our IR activities. Tim?

Tim Morris:	Thank you, Peter.

At the end of June VIVUS had cash, cash equivalents, and available-for-sale securities of approximately $175 million, as compared to $207 million that we had at December 31, 2009. The decrease in cash of $32 million is primarily due to cash used in operations.

Given the adverse outcome of the advisory committee meeting, we are reviewing all nonessential planned expenditures, but we still need to plan for a positive PDUFA outcome. We currently have a hiring freeze and will await further comment and communication from the agency before significant investment in pre-commercial Qnexa activities are taking place.

As it relates to the rest of the financial results, I will refer you to the press release for more information on the second-quarter and the six-month results.

On the investor relations front, we will continue to participate in several investor conferences in September. We’ve accepted invitations to present at the BofA Merrill Lynch conference in London on September the 16; the Stifel Nicolaus — which was formally Thomas Weisel — Healthcare Conference, September 17 in Boston; UBS Global Life Science Conference in New York City the week of September 20; and the JMP Healthcare Conference on September 27th, again, in New York City.

With that, we would like to turn the call back over to Leland for some closing comments and some Q&A.

Leland Wilson:

We clearly have our work cut out for us to achieve FDA approval on the PDUFA date. The negative panel recommendation may delay or decrease the approvability of Qnexa. We remain committed to Qnexa and to patients living with obesity and weight-related disease. We will provide updates on our progress when appropriate moving forward.

Thank you. And I will now open the call to questions.

Operator:

Thank you sir. Ladies and gentleman on the phones, if you have a question at this time please press star then one on your touchtone phone. If your question has been answered or you wish to leave a queue for any reason, please press the pound key. Once again ladies and gentleman, if you have a question at this time, please press star then one now.

Our first question comes from Jason Butler.

Jason Butler:	Hi guys. Thanks for taking the questions. Two questions. The first, in the post-panel environment, can you talk about what your view is on the approvability of all three doses of Qnexa?

Leland Wilson:	Yes. I will take a shot at that, and maybe Peter wants to chime in as well.

We are very optimistic that we will get all three doses approved. Now, there are discussions that we are having about the appropriate use of the higher dose in potentially higher-risk patients, but that is a discussion that we are having with the FDA, and we’ll see how that progresses as we go forward.

Jason Butler:

Okay, great. Thanks. Can you also talk about the progression of the dropout rates in the first year of the Qnexa trials, both overall and for the three doses individually? And could you maybe talk about what the — characterize whether the dropouts in the second six months of therapy were caused by the same adverse events as in the first six months?

Leland Wilson:	I’ll take a shot, and again, Peter can comment.

Typically, dropouts occur within the first three months and most predominantly during the titration to the highest dose. And that is across almost all adverse events that we have.

Now, it’s interesting, as you know, Jason, that there’s two dimensions to the dropout characteristics. One is the efficacy of the product, and the second one is the severity of the adverse events encountered. Clearly, we see higher completion rates than placebo on all three doses which we have. And so we see the highest completion rate — I think, Peter, it’s on the mid dose?

Peter Tam:	Yes, that’s correct.

Leland Wilson:	That’s correct. Okay.

Jason Butler:	Can you tell us then what the most common causes of dropout rate were in the second six months on therapy?

Leland Wilson:	I don’t have that in front of me, and I think you can probably get that out of the documents which were presented to the FDA. I’m not certain about that.

Jason Butler:	Okay. Thanks a lot.

Operator:	Our next question comes from Mike King.

Mike King:

Thanks for taking my questions, guys. One panel concern that I don’t believe you addressed in your formal remarks was heart rate. And I just wonder, do you think that’s off the table, or do you think that’s adequately addressed by, shall we say, a fuller understanding of the real issues behind the increase in heart rate?

Leland Wilson:

Yes. Well, in our assessment of the reasons why the panel voted no, that didn’t reach the highest levels of the four* topics that we talked about. But clearly, it is an issue that can only be resolved with an outcome study. And we have prospectively told the FDA that we wanted to do an outcomes study going forward.

And Mike, as you know, we’re optimistic that if given the chance to do that outcomes study, we will actually show a benefit to Qnexa, not just that there is no increased risk for cardiovascular outcomes. When taken as a whole, clearly with the decrease in blood pressure, the increase — the decrease in all cardiovascular, inflammatory and metabolic risk, in light of a 1.6 beat per minute increase at the top dose — I think the mid dose was only like a 0.6 increase in dose, and this is from a baseline of approximately 70 — that that risk is certainly manageable.

And further, I think we’ve presented that the rate pressure product has decreased, and there’s other important considerations here that would lead us to believe that there’s not any increased risk. And matter of fact, there’ll be decreased risk in this treated patient population.

Mike King:

If I could just follow up on that, Leland, are you willing to go on record now? I understand it’s hard to discuss this in light of the ongoing regulatory review, but the one concern that I guess people were left with after the panel discussion was that, would you need to do the outcome study prior to approval? Are you willing to give us your thoughts on how likely or unlikely that is at this point?

Leland Wilson:

I don’t think that’s likely at all, Mike. These studies are long-term, very — with a high number of patients, very expensive studies. Clearly, to do an outcomes study prior to approval in an obesity drug, in my opinion, is nearly impossible to do. You saw that we had selected patients which are at high risk. These are obese patients, many of which had extremely high BMI’s in our phase 3 program, yet the number of MACE events that were collected was relatively low.

* Mr. Wilson meant to reference the five topics that were discussed.

It takes a long time for these changes in secondary — or in indicator markers such as blood pressure, etc., to really have an impact on MACE events. And so studying the obese patient that comes through the door in a physician’s office makes it nearly impossible to do an outcome study.

Now, post-marketing, those studies can be a lot bigger and go for a longer period of time and you can get a number of events.

Mike King:	Well, what about in an at-risk population?

Leland Wilson:	Pardon me?

Mike King:	What about in an at-risk population?

Leland Wilson:

Yes, you could study these in patients that had a post MI or something like that, but that’s really not the population we are interested in treating. So there’s the catch going each way. It’s preferable always to do these outcome studies in the patients that you want to treat. And now, clearly, we have recent history to show that that is probably the case, but these are complicated issues which we are talking and will continue to discuss with the FDA in regards to the outcome.

We have consulted with some of the premier experts on outcome studies in the industry, and rest assured that we will have an outcome study, and I’m certain that it will be a post-approval outcomes program.

Mike King:	Okay. Great. I’ll jump back in queue.

Operator:	Our next question comes from Alan Carr.

Alan Carr:

Hi. Thanks for taking my question. Tim, could you clarify your comments before on guidance? Should we assume the same burn rate from previous guidance until the PDUFA date or around then, when we hear back from the FDA?

Tim Morris:

Yes, that’s correct. We haven’t changed our guidance, but obviously we’re looking at all our expenditures, and we are only spending what absolutely necessary. So — but the guidance that we gave earlier in the year, we haven’t changed it, but clearly we want to make sure we understand where we are spending our money, ahead of that PDUFA date.

Alan Carr:	And then on the SEQUEL trial, can you — the details on randomization, is this one to one to one, or is it like CONQUER at two to one to one?

Peter Tam:

Alan, it’s Peter. It’s two to one to two, very much like the CONQUER trial. We’re basically taking patients who have successfully completed the CONQUER trial and rolled them over to a blinded additional one-year study to provide a total of two years of drug experience.

Alan Carr:

And this is sort of a — Last question I have is, is there any other data, besides what we are learning from SEQUEL, that — safety or otherwise — that you will be able to provide to the FDA that you didn’t have available for the panel earlier this month — or last month?

Leland Wilson:	No.

Alan Carr:	Okay, great. Thanks.

Operator:	Our next question comes from Chris James.

Chris James:	Hi guys. Good afternoon and thanks for taking my question. I certainly express your disappointment with the panel outcome.

My first question, kind of a follow-up to Mike King’s, while it doesn’t seem that you’re going to need a CV outcome study prior to approval, I understand that you don’t think teratogenicity is a concern, but could you get a bit more granular with the REMS program as it pertains to teratogenicity and it will — will it look more or less restrictive to the Accutane iPLEDGE program? My first question.

Leland Wilson:

All right. Well, let me take a little bite of that one, Chris. As you know, REMS are typically negotiated after an approvability decision is reached with the FDA. And so we are in the approvability discussions at this time. So the negotiations on REMS is to proceed in the near future, hopefully.

And so what we have done is that we have proposed a REMS program which we think is appropriate for the level of risk that we have. This REMS program would include a medication guide and a communications plan at this point. Now, that’s not as restrictive, clearly, as it is for Accutane in any way, shape or form. And if we look at a review of all the products that have medication guides and communications plans as the level — as a measure of the level of REMS, we feel that we are in a pretty good spot there in suggesting that that is a level that is appropriate for Qnexa.

Chris James:

Great. Thank you. The additional data that you’re going to submit with potential REMS changes, do you think that will be viewed as a major amendment to the NDA by the FDA, triggering a complete response letter and minimum three-month delay?

Leland Wilson:

You know, the issue is specific around two-year data, Chris — to your question — and the submission of two-year data. That — we’ve had discussions with the agency and I do not think that it is going to trigger any additional time in the approval process. That is our position today.

Chris James:	Okay. Then one quick follow-up from Jason’s question. Would you consider removing the full dose Qnexa from the NDA submission?

Leland Wilson:

Well, the FDA will give us clear guidance on that subject, but from my perspective, no, it doesn’t make a lot of sense. Even at the highest dose, we saw no risk of suicidality or teratogenicity in our clinical program. And we saw massive benefits in weight loss and all cardiovascular metabolic parameters associated.

The issue with increased risk of the high dose centers primarily around the increased risk of depression and drop-out due to depression, and as we have explained, this risk is mild to moderate and no SAEs for depression in the entire clinical program.

The other one I would say is that even those —75 percent of the patients that had adverse events for depression were able to continue on study, on drug. And if they were able to — and if they needed to go off drug, it resolved rapidly.

So there is not — in our opinion that’s not a good reason why the drug would not be approved. It has just an amazing effect on weight and all the benefits of losing weight. So I think on the basis of a risk/benefit analysis, it’s definitely approvable.

Chris James:	Great. Thanks for taking my questions.

Operator:	I am showing no further questions. I will now turn the conference back over to Mr. Wilson.

Leland Wilson:

Okay. Well, guys, obviously — I’ll say it again, we are disappointed. But I want all of you to know that the team here has regrouped, got their strength back, and is working very diligently with the FDA in prosecuting towards the approval of Qnexa. We feel strongly that this is approvable and that there should not be any delays. But, of course, that ultimate decision is with the FDA at this point.

So with that, I will say thank you very much for your support, and particularly I personally appreciate the personal comments from many of you about the quality of work that our team did at the advisory panel. In my opinion, it was excellent. The briefing document, the presentation, everything was done I think as well, if not better than just about any other one that I’ve ever been associated with. So thanks to Peter and his team for just a job well done.

And we appreciate your support, and thank you very much.

Operator:	Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may now disconnect. And have a great day.

END